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XM Satellite Radio Holdings Inc.’s website regarding its merger with Sirius Satellite Radio Inc., which is available at www.XMmerger.com and has information about the proposed merger, has been updated. The updates include the information being filed herewith.

This communication contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about the benefits of the business combination transaction involving Sirius Satellite Radio Inc. and XM Satellite Radio Holdings Inc., including potential synergies and cost savings and the timing thereof, future financial and operating results, the combined company’s plans, objectives, expectations and intentions with respect to future operations, products and services; and other statements identified by words such as “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend,” “will,” “should,” “may,” or words of similar meaning. Such forward-looking statements are based upon the current beliefs and expectations of Sirius’s and XM’s management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are difficult to predict and generally beyond the control of Sirius and XM. Actual results may differ materially from the results anticipated in these forward-looking statements.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statement: general business and economic conditions; the performance of financial markets and interest rates; the ability to obtain governmental approvals of the transaction on a timely basis; the failure of Sirius and XM shareholders to approve the transaction; the failure to realize synergies and cost-savings from the transaction or delay in realization thereof; the businesses of Sirius and XM may not be combined successfully, or such combination may take longer, be more difficult, time-consuming or costly to accomplish than expected; and operating costs and business disruption following the merger, including adverse effects on employee retention and on our business relationships with third parties, including manufacturers of radios, retailers, automakers and programming providers. Additional factors that could cause Sirius’s and XM’s results to differ materially from those described in the forward-looking statements can be found in Sirius’s and XM’s Annual Reports on Form 10-K for the year ended December 31, 2006, which are filed with the Securities and Exchange Commission (the “SEC”) and available at the SEC’s Internet site (http://www.sec.gov). The information set forth herein speaks only as of the date hereof, and Sirius and XM disclaim any intention or obligation to update any forward looking statements as a result of developments occurring after the date of this communication.

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This communication is being made in respect of the proposed business combination involving XM and SIRIUS. In connection with the proposed transaction, SIRIUS filed with the SEC a Registration Statement on Form S-4 (Registration No. 333-144845) containing a Joint Proxy Statement/Prospectus and XM and SIRIUS plan to file with the SEC other documents regarding the proposed transaction. The definitive Joint Proxy Statement/Prospectus will be mailed to stockholders of XM and SIRIUS. INVESTORS AND SECURITY HOLDERS OF XM AND SIRIUS ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS (INCLUDING ALL AMENDMENTS AND SUPPLEMENTS TO IT) AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION.

Investors and security holders may obtain free copies of the Registration Statement and the Joint Proxy Statement/Prospectus and other documents filed with the SEC by XM and SIRIUS through the web site maintained by the SEC at http://www.sec.gov. Free copies of the Registration Statement and the Joint Proxy Statement/Prospectus and other documents filed with the SEC can also be obtained by directing a request to XM Satellite Radio Holdings Inc., 1500 Eckington Place, NE, Washington, DC 20002, Attention: Investor Relations.

XM, SIRIUS and their respective directors and executive officers and other persons may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding XM’s directors and executive officers is available in XM’s Annual Report on Form 10-K, for the year ended December 31, 2006, which was filed with the SEC on March 1, 2007 and its proxy statement for its 2007 annual meeting of shareholders, which was filed with the SEC on April 17, 2007, and information regarding SIRIUS’ directors and executive officers is available in its Annual Report on Form 10-K for the year ended December 31, 2006, which was filed with the SEC on March 1, 2007, and its proxy statement for its 2007 annual meeting of stockholders, which was filed with the SEC on April 23, 2007. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, is contained in the Joint Proxy Statement/Prospectus and other relevant materials filed with the SEC.

In addition, the “In The News” page of the updated internet website also contains links to the following third-party news articles, editorials & op-eds and blog entries:

Karmazin Swings Back at NAB

By Mark Robichaux — Broadcasting & Cable, 8/13/2007 8:35:00 AM

FCC Chairman Kevin Martin captured broadcasters’ attention last week saying that he was pleased that satellite radio companies Sirius and XM had agreed to offer their programming a la carte—if the merger is approved.

But he conceded that there’s still a high hurdle for the deal: the FCC’s previous conclusion that two satellite licenses should not be held by one company.

Martin says the FCC is shooting for a late-third-quarter decision on the merger abiding by its self-imposed 180-day shot clock, but made no guarantees of that timetable.

Meanwhile, the National Association of Broadcasters, which flies a banner at its headquarters that reads, “You do the math: XM + Sirius = Monopoly”, reignited its attack on the a la carte proposal, saying it would certainly lead to higher prices and “up-sells.” NAB says the government would be bailing out the business for overpaying for programming.

Sirius and XM fired back, claiming broadcasters were trying once again to protect their turf from competition.

Deal approval hinges partly on whether regulators believe the space XM and Sirius are currently competing in is satellite radio, or whether they are part of a larger “national audio” market that includes terrestrial radio, cable radio, music downloads to MP3 players.

Mel Karmazin took time with B&C Editor Mark Robichaux to fire back at the NAB, explain the merits of the merger and talk about Sirius’ video plans.

Why is the NAB so ferociously against this?

I think that the fact that they are so against it really demonstrates that we’re competitive to them. Their argument that this is a duopoly on a way to a monopoly is just bogus. We do compete with terrestrial radio.

Sirius Satellite Radio acknowledged in 1998 that we compete with terrestrial radio. Most of the public companies in the NAB say in their annual filing that they compete with satellite radio.

So, for them to say to the government that they compete with satellite radio and have the head of the NAB say we don’t compete with them because it’s a duopoly? The reality is they know what they’ve been saying is not true.

Think about it: You’re driving in your car, you push a button, you can listen to an AM station, you can listen to an FM station, you can listen to the satellite radio, you can listen to your iPod, you can get some content on your cell phone. How can those things not be competitive?

What the NAB is doing is trying to demonstrate that they don’t want satellite radio to be a better competitor than we are today. We are going to offer lower prices and more choice for the consumer. Well, the NAB doesn’t want us to offer lower prices.

Right now we compete with free radio at $12.95. We want to be able to offer discounted prices, so we have an a la carte proposal that’s at 46% less than the $12.95. Well, they don’t want that because the odds are more people will subscribe and if more people subscribe they’re going to have more competition for their AM/FM radio stations.

I believe the merger should happen, I believe it will happen and I am hopeful that we’ll be able to close by the end of this year.

The a la carte plan sounds good for consumers the way you explain it, but that’s not the way the NAB and others see it.

We’ve made it clear: nobody will pay more than $12.95. So assuming you take your packages and you build a model, your own choices that you’re going to have, no one will pay more than $12.95.

So this isn’t a game. We’re not trying to discourage a la carte. We believe that, along with our basic service, which is $12.95, we’re going to offer a number of other packages, including family-friendly packages as well as a la carte. So it’s not about up-selling.

We want to have lower prices because we compete with free. Look at that stupid flag hanging from the NAB headquarters about our merger, you know? I mean that’s who we are competing with. And we can’t do it. Our companies have lost billions of dollars since [their] inception, and it’s the efficiencies of the merger that have enabled us to lower the cost because the efficiencies of the merger are in the hundreds of millions of dollars a year. And, we said early that we’re willing to pass along some of the synergies that we get out of the merger to the consumer in the form of lower prices.

On the subject of a new radio, it’s not unusual, whether or not it be with digital television, whether or not it be with HD radio, that you need a new receiver. What we’ve said is that we’re going to rush these receivers out because it helps our business model to have a la carte services out there. And the radios will not cost more than they cost today.

How do you make money with a la carte?

Average Revenue Per User, or ARPU, would probably go down because people will take a cheaper package. The hope is and the belief is that there’ll be more subscribers so that the revenue will come up. About 3.4% of the audience is currently listening to satellite radio. So, by having lower prices we would generate more subscribers.

How soon would you roll out a la carte?

As soon as we can. We are highly incentivized to do it. The biggest time of the year is the holiday season, and if we received our approval by the end of the year, that we would have a la carte radios in stores before Christmas [2008].

How long will you hold prices where they are?

My hope is forever. More people bought plasma screen TV sets when the prices came down, not when the prices went up. And from our point of view, more people will buy satellite radio at lower prices.

What’s the plan for video in the car?

They’re going to start to be rolling out this summer. We’ve done deals with Disney, Nickelodeon and Cartoon Network. Chrysler is going to have minivans on sale in the late summer. The kids will get in the car and they’ll be in the backseat and instead of popping in a DVD player you’ll be able to watch live television. So I don’t know how big that business will ever get. It’s a bandwidth issue for us. We are using up some of our bandwidth to provide video there. In the backseat of a car on a small screen it’s terrific.

Rocky Mountain News

Phantom threats to consumer choice

August 18, 2007

The Federal Trade Commission's so-far futile attempt to block the purchase of Wild Oats by Whole Foods has wasted loads of time and money. Assuming the FTC's court appeal fails, too, the exercise could still have at least one healthy outcome if it prompts federal officials to reassess their outdated theories about what qualifies as a monopoly.

Anyone who regularly shops for groceries knows that Whole Foods is not about to enjoy anything close to a stranglehold on "natural" and organic foods if this merger goes through. So how did FTC officials convince themselves that captive consumers were about to be fleeced?

In part by examining only a narrow slice of the retail grocery market while discounting the broader competition that dwarfs the mini-rivalry between Wild Oats and Whole Foods.

The same mistake was made a few years ago when Douglas County-based EchoStar tried to buy DirecTV but was blocked by the Federal Communications Commission, which acted as if satellite TV were a telecom world unto itself. In fact, even had the two merged, the resulting company would have controlled only 17 percent of the pay TV market.

The proposed merger of XM Satellite Radio and Sirius is provoking similarly blinkered arguments about its alleged threat to competition - as if music lovers don't enjoy a host of other options. If satellite radio is such an insulated cash cow, you have to wonder why Sirius reported yet another loss earlier this month.

We're not suggesting regulators give a pass to every merger plan. Anti-competitive deals that leave consumers with no place to turn are rare, but they occur. Unfortunately, the tendency to see market dominance where none exists is prevalent even for industries undergoing rapid transformation.

The most vivid example of this concerns the news media. Federal ownership rules ban or limit, among other things, the number of TV stations that can be owned by one company in a local market, the number of radio stations that can be owned by a TV station in the same city, the ownership of a TV or radio station and a newspaper in the same market, and even the percentage of U.S. households a broadcast TV owner can reach.

To say these rules are antiquated in the age of the Internet and such devices as the iPhone is an understatement. Yet every plea to bring them into the 21st century is met by outrage from politicians and consumer advocates, who claim the rules protect a diversity of views.

Incredibly, sentiment may be growing for greater regulation. Democratic presidential candidate John Edwards and others worry that News Corp.'s purchase of Dow Jones & Co., which owns *The Wall Street Journal,* signals the need for more restrictions on the cross- ownership of media. In a letter to the FCC, Sen. Christopher Dodd, D-Conn., claimed "this buyout will result in an overly consolidated media market, imperiling the diversity of opinions available to residents of the greater New York area and across the country."

Would someone introduce that man to wireless service and cable, and then escort him to the periodical section of the nearest Barnes & Noble to give him an inkling of the diversity of opinions available in this land?

In appealing a judge's ruling allowing the Wild Oats/ Whole Foods merger, the FTC is refusing to learn from its mistakes. We can only hope other federal officials are more open to the realities of competition in an age where consumers enjoy such a cornucopia of choice.

Copyright 2007, Rocky Mountain News. All Rights Reserved.

Orbitcast Interview with Mel Karmazin

Thursday, August 16, 2007 at 8:08 AM

Mel Karmazin, the present CEO of Sirius Satellite Radio - and slated to become the CEO of a merged Sirius-XM, if approved by regulators - agreed to an interview with Orbitcast to discuss the pending satellite radio merger.

Knowing that Orbitcast readers include subscribers, investors and industry watchers alike, Karmazin went into great detail about the state of competition, the proposed a la carte pricing, and the overall prospects of the merger.

“More choices, better pricing.” This has been the mantra throughout the merger process. What would prevent you from raising prices after the merger is approved?

Here’s how we came up with that. When I had the Board meeting to discuss what we had to accomplish to get the merger approved, number one we had to demonstrate that it was not anti-competitive. And we believe clearly that satellite radio competes with all kinds of other audio entertainment devices, especially terrestrial radio. The fact that the NAB has been so aggressive in this - and thank goodness for them - has really proved our point. That we do compete with them.

The other aspect that we’d have to deal with is that it would have to be in the public interest. In transferring the licenses, the FCC uses the standard of “is it in the public interest?” while the Justice Department is much more focused on anti-competitive and the efficiencies of the merger. The FCC looks at the same things, plus public interest.

Our sense is that we would offer the consumer some simply clear benefits: lower prices and more choice. And obviously lower prices and more choice constitutes what we think is in the public’s best interest.

On the question about how long we would keep the prices there, and about raising prices. I think it’s very simple - right now we compete with free radio, and we charge $12.95. Thanks to the efficiencies of the merger, which we believe they are very substantial - hundreds of millions of dollars a year on the short-term - and that has nothing to do with what might be done long-term with satellites and things like that. We are then able to take some of those efficiencies from the merger and pass it on to the consumer in lower prices.

We only have 3.4% of the radio listening audience, according to Arbitron. It’s unlike the cable companies, and the satellite TV companies, which are both very well established. Their interest is in growing ARPU because they’re not adding subscribers. We think there’s an opportunity for us to add a substantial number of subscribers if our price point came down thanks to the efficiencies. The a la carte packages starts at $6.99, which is a 46% reduction in our current price. So in short my hope is that we can keep the prices there forever. Again, the check and balances for is that we compete with free. Obviously we’re more apt to get a subscriber for $6.99 than we are for $12.95.

But doesn’t satellite radio offer something that terrestrial doesn’t? If satellite radio is the “aggregation of niches” and terrestrial caters to an advertiser driven audience - isn’t there the potential for satellite to control a niche-driven audience as a result?

What city are you in?

New York City.

Ok, so you take all of the radio stations - that means around 125 radio stations in New York City - and some of them are niche radio stations and some of them are broad appeal. You get into your car and put on satellite radio, or you put on your AM station, or you put on your FM station. We’re not comparing ourselves to any given station. We have 65 commercial-free music channels, and there are at least 65 music channels on terrestrial radio. And a consumer has a choice - they can pay for radio by listening to the commercials. You listen to LTW, the way you pay for that is by listening to the commercials. Or you can say “I’d rather not pay for it that way, I’d rather pay 43-cents a day” by subscribing to satellite radio and not having to hear the commercials. So I don’t know what the government has in their desire to have us firm up something about the lower prices, but because I believe in the lower prices, I’d be willing to hear what they have to say.

Let me make this analogy. Look what happened to Plasma televisions. When the prices came down, more and more people bought them. There’s an opportunity for us. We have about 7 million subscribers at Sirius and XM has some 8 million, and between the two companies there’s 15 million subscribers. But there’s 300 million people in the United States. There’s 109 million homes. So we really have not penetrated at this point, and I think the way most people believe that among the ways we can have greater penetration is by offering lower prices. That’s just economics right?

The NAB has said that terrestrial radio cannot compete on a nationwide basis. That they compete “one-way” against satellite. What’s your thoughts on that definition of competition?

My understanding is Rush Limbaugh is available on a national basis. And Sean Hannity has 550 stations that he’s available on a national basis. Those are owned by Clear Channel and Clear Channel still has over a 1,000 radio stations. There are over 12,000 radio stations [nationwide]. There’s no limit to the number of radio stations that one company can own on a national basis. Is hard to believe that argument that they’re saying. When you aggregate the nation, you’re basically dealing with people listening in every single market. So in every single market we’re competing with terrestrial radio.

If there argument is the relevancy of the national platform, I think what we’re talking about is actually: advertising. And the radio industry has $21 billion dollars worth of advertising revenue. If you total up the total of XM’s and Sirius’ advertising revenue, you get to a number that is probably under $80 million. Last year I think it might have been $60 million dollars.

Most people think that most radio is “local” but the relevant argument is on a national platform. How much national advertising do those companies have? Let’s compare $80 million with $21 billion. (laughs) So what are they worried about?

And if they are worried, that’s called “competition.” You know, they’ve gotten their spectrum for free. We bought our spectrum. The fact that they are going to have a better competitor... well, hurray for the consumer. That’s why the NAB argument is very transparent, and you can see it. They want us to have higher prices. If, in fact, the merger would result in higher prices, the NAB would love it. Because then we would become more expensive, and therefore we would get less subscribers. And that’s what they want.

They’ve made probably about 15 or 20 arguments about why the deal shouldn’t be put through. They’ve said something about the fact that we’ve had an issue with FM modulators and repeaters. We’ve said that’s an enforcement issue, and will be dealt with the FCC in the proper place. But if they prevailed in that argument, that means there would never be a transaction in terrestrial radio or television, because every broadcaster has had some issues - whether it be payola at Clear Channel, whether it be children’s programming at Univision (they paid a $24 million fine before their transaction was approved). Clear Channel has been found guilty of indecency violations as well as payola. Entercom has as well.

They’ve made a tremendous amount of arguments without, in my opinion, considering what the implications are for them.

What’s your take on the 82 member of Congress who have voiced opposition to the merger?

I hate the idea. It strikes me that those members of Congress should be interested in the benefits of their voters, their constituencies, which would mean “more choice, better prices.” You have to appreciate the fact that all these Congressmen and Senators go back home, and deal with their local radio stations when they’re in the community. Obviously local radio is very important to these Congressmen particularly. They do interviews there. They have relationships with them. And obviously the NAB is a very powerful lobbying organization.

Relatively speaking it’s a small percentage of The Hill, but I hate the fact that that many Congressmen have signed on for it. It just shows to me the influence of the NAB.

You’re a seasoned professional when it comes to doing big deals. Would you have done this deal if you weren’t sure you could get it through regulators?

(laughs) Of course not. Not only would I not have, but our boards would not have. And XM would not have. Before we did it, we had both anti-trust and FCC lawyers come in and tell us what the issues were. And at the end of the day, we concluded - and though it’s obviously never a sure thing, you have to go through a process - but we wouldn’t have announced it if in fact we didn’t believe we would get it through. And almost proof of it is that XM did exactly the same thing. We’re not represented by the same lawyers, and they had their own expert anti-trust lawyers and their expert FCC lawyers go through the same process and they concluded that the deal could go through. So there’s Latham & Watkins who’s representing XM, and Wiley Rein is representing us [Sirius] at the FCC. Jones Day is representing XM on antitrust, and Simpson Thatcher is representing us on antitrust. And those lawfirms said that - and now you can’t speak for politics because politics you can’t predict, and I’m not underestimating the politics of it - but we believe that the deal should be put through.

Many current subscribers of both Sirius and XM fear this merger will result in a loss of their favorite channels or favorite talkshow hosts. How can you alleviate the concerns of current subscribers from a programming perspective?

Ok. I think the biggest thing we have going for us is our subscribers. And by the way, we have not really wanted to even disrupt the experience, so we have not even been on the air asking people to write their Congressman. Because we really didn’t want to burden anybody in our process. Our customer satisfaction is extraordinarily high at Sirius, and the last thing we’re going to do is to do anything stupid. And that is to compromise the experience of listening to satellite radio. The proof is that it’s just too easy to cancel.

The argument for us is #1 why would we want to do it. The financial efficiencies of the merger are so substantial that it’s not like we’re going to have any debt as a result of it. We’re not borrowing any money to make this transaction happen. It’s a stock for stock exchange. So that the company doesn’t have any incentive but to enhance the program offering. There’s nobody that would begin to think that after we accomplish the merger, why would we be better off screwing up the programming that we have? As compared to taking the money and investing it into enhancing the program.

I don’t even get the argument.

I remember getting the argument in some other deals I did way back when about whether I would be able to keep Howard Stern and Don Imus since we had such large amounts of debt when we were going private. But in this [Sirius and XM] transaction there really is no additional cost we’re incurring. All we’re incurring is efficiencies from the merger, and therefore we would have more resources to invest in programming.

Ok, final question: what’s your favorite channel on Sirius?

I spend a whole bunch of time on CNBC (laughs). It’s just what I do when I’m in the car. Most of the time I’m going through listening to all of our channels and giving Scott Greenstein - who is our president of programming - my opinions of it. But probably if you were to have a meter on which one I spend the most amount of time listening to, it probably would be CNBC.

Well you just agreed to do a commercial for them.

Right and I agreed to do a commercial for them because they asked. I did the Neil Cavuto thing, and he thought I got for paid for it, and I saw something about it on some of the message boards that indicated that we got paid. But you know, there was no money that transferred hands. They asked me if I’d do them a favor, and I’m a fan of the channel on Sirius, and I thought it would sound really good hearing me on XM as well (laughs). So I agreed to do it.

Well, I think they did you guys a favor by putting the Sirius logo was all over it.

Well, when you’re a new company like ours, and we’re a relatively new company, getting your brand out there as much as you can is important. And I think they did a good job.

In addition, the “Merger Resources” page of the updated internet website also contains a link to the following letter included on the internet website:

Writers Direct Dial: (202) 974-1920

E-Mail: gcary@cgsh.com

August 3, 2007

Commission’s Secretary

Office of the Secretary

Federal Communications Commission

236 Massachusetts Avenue, NE, Suite 110

Washington, D.C. 20002

Re:	MB Docket No, 7-57; Toyota Supplemental Comments on Satellite Radio Merger

Dear Commissioners:

It has come to the attention of our client, Toyota Motor Sales, U.S.A., Inc. (“Toyota”), that the National Association of Broadcasters (“NAB”) filed a letter with the Commission, dated July 25, 2007, that quotes from Toyota’s comments filed with the Commission and dated July 9, 2007. (See footnote 2 in the NAB letter.) NAB cites Toyota’s comment for the proposition that Toyota “expresses doubts whether the merger is a good idea.”

Toyota wishes to clarify any confusion that may result from the NAB’s mischaracterization of our comments. In its July 9, 2007 filing, Toyota stated: “with a finite bandwidth for both XM and Sirius, it may be difficult for a combined entity to deliver more content while maintaining or even improving audio quality.” By this comment, Toyota intended to reiterate that satellite radio bandwidth continues to limit audio quality. This is a concern

Commission’s Secretary

August 3, 2007

irrespective of the number of satellite radio providers and was not intended to suggest that the problem would be worse with a single provider should the merger be approved. Toyota’s comment should not be read to suggest that this concern raises any doubts for Toyota as to whether the merger is a good idea.

Sincerely,

George S. Cary
Michael R. Lazerwitz